EXHIBIT 99.1

Contacts:
At Cambridge Heart, Inc.	At Allen & Caron
Vincenzo LiCausi	Matthew H. Clawson
Investor Relations	(949) 474-4300
(978) 654-7600 x 6645	matt@allencaron.com
www.cambridgeheart.com

CAMBRIDGE HEART REPORTS RESULTS FOR THE THIRD QUARTER 2008

Tewksbury, Mass., November 6, 2008 – Cambridge Heart, Inc. (OTCBB-CAMH), today reported results for its third quarter ended September 30, 2008. The following financial, strategic and clinical milestones highlighted the third quarter and subsequent weeks.

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Revenue – Sequentially, revenue for the third quarter grew 21% to $1.1 million compared to the prior quarter. Domestic HearTwave II system placements increased sequentially to 23 from 10 in the prior quarter, and one third of those system placements resulted from the Company’s new technology placement program.

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Auction Rate Securities (“ARS”) and Cash – Subsequent to the related press release issued last week, the ARS issue was favorably resolved in its entirety. The Company sold its ARS investments to Citigroup at par value totaling $9,250,000. After repayment of outstanding debt, the Company realized net proceeds of approximately $5,175,000 from the sale of its ARS investments. The net proceeds from the ARS liquidation combined with cash on hand at September 30, 2008 totaled approximately $8,008,000. The Company’s cash used in operations for the third quarter of 2008 was approximately $1,667,000.

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St. Jude Relationship – During the third quarter, the Company continued to work closely with St. Jude Medical on educational symposia, co-marketing initiatives and tradeshows, as well as supporting existing customers and identifying new opportunities. The Company’s Alternans technology will be featured in St. Jude’s booth at the upcoming American Heart Association annual meeting, held in New Orleans in November. The two companies will re-assess the amended co-marketing arrangement, which expired on November 5, 2008, and determine the nature of the future collaboration, if any, between the parties.

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Clinical Study Update – Several clinical papers recently became available in draft form addressing Microvolt T-Wave Alternans (MTWA) technology as a predictor of arrhythmic events and a means of stratifying a patient’s risk of sudden cardiac death. While the Company is encouraged by these publications, a full detailed review will be provided once these papers have been published in their final form.

Commenting on the results for the quarter and recent events, Cambridge Heart CEO Ali Haghighi-Mood said, “We were pleased to see the sequential increase in revenue and system placements, which we believe demonstrates some traction with our placement model and the re-building of our sales pipeline. While we continue to focus on our organic sales and marketing initiatives, we are actively engaged in exploring new distribution relationships which have the potential of accelerating the placement of systems, thereby allowing us to shift our focus over time to driving sensor utilization.” In addition, Haghighi-Mood also commented, “The resolution of the ARS situation was a significant financial event for us, and it allows us to address the issue of long-term capital requirements in a more measured and strategic manner.”

Financial Results for the three and nine-month periods ended September 30, 2008

Total revenue for the three months ended September 30, 2008 was $1,122,000, a decrease of 58% from total revenue of $2,673,000 reported during the same period of 2007. On a sequential basis, total revenue increased $195,000, or 21%, from total revenue of $927,000 for the quarter ended June 30, 2008. Gross margin as a percent of revenue for the third quarter was 47% compared to 66% for the same period last year. This decrease in gross margin is primarily attributable to the lower sales volume relative to our fixed costs in manufacturing. Selling, general and administrative expenses for the third quarter of 2008 were $2,562,000, a decrease of $1,078,000, or 30%, compared to the third quarter of 2007. The operating loss for the third quarter of 2008 was $2,141,000, compared to an operating loss of $1,995,000 for the same period in the prior year. Included in the operating loss for the third quarter of 2008 was $680,000 of non-cash stock-based compensation expense. The net loss for the quarter was $2,107,000, or $0.03 per share, compared to a net loss of $1,803,000, or $0.03 per share, in the comparable 2007 period.

The Company reported total revenue for the nine months ended September 30, 2008 of $3,227,000, a decrease of $4,689,000, or 59%, compared to total revenue of $7,915,000 for the same period in 2007. Year-to-date gross margin as a percent of revenue was 48% compared to 65% last year. Selling, general and administrative expenses nine-month period were $8,486,000. The operating loss for the 2008 nine-month period was $7,335,000, a decrease of $336,000 compared to an operating loss of $7,671,000 for the same period in the prior year. The operating loss for the 2008 nine-month period included $2,153,000 in non-cash stock based compensation expense. The net loss for the nine-months ended September 30, 2008 was $7,049,000, or $0.11 per share, compared to a net loss of $7,161,000, or $0.11 per share, during the same period in 2007.

Revenue for the third quarter from the sale of the Company’s Microvolt T-Wave Alternans (“Alternans”) products was $898,000, a decrease of $1,561,000 or 63% compared with the same period in 2007. On a sequential basis, Alternans revenue increased $284,000, or 46%, from revenue of $614,000 reported for the quarter ended June 30, 2008. For the nine months ended September 30, 2008, revenue from Alternans products was $2,511,000, a decrease of $4,491,000 or 64%, compared to revenue of $7,002,000 for the same period in 2007.

The Company’s cash used by operations was $1,667,000 and $3,906,000, respectively, for the three and nine months ended September 30, 2008. The increase in cash use compared to the second quarter of 2008 is primarily attributable to lower sales in the preceding quarter. The Company ended the third quarter with cash of $2,844,000 and marketable securities of $9,250,000. As previously noted, subsequent to the end of the quarter, the Company sold its ARSs to Citigroup at par, which resulted in approximately $5,175,000 in net proceeds after repayment of outstanding debt.

The Company currently has a total of 69.2 million shares of common stock and common stock equivalents issued and outstanding, including the effect of converting the Series A preferred stock and Series C preferred stock purchased by St. Jude Medical in March 2007. In addition, there are options and warrants outstanding to purchase 7.7 million common equivalent shares, bringing the fully diluted share count to 76.9 million common equivalent shares.

Questions can be directed to the Company’s management or its investor relations agent at the contact numbers or email addresses noted above.

About Cambridge Heart, Inc.

Cambridge Heart (www.cambridgeheart.com) is engaged in the development and commercialization of products for the non-invasive diagnosis of cardiac disease, particularly the identification of those at risk of sudden cardiac arrest. The Company’s products incorporate its proprietary Microvolt T-Wave Alternans measurement technologies, coupled with its patented Spectral Analytic Method and ultra-sensitive disposable electrode sensors. Only Spectral Analytic Method MTWA tests are reimbursed by Medicare under its National Coverage Policy that covers patients with a wide variety of cardiac symptoms. Other major insurers in the USA also have coverage policies for the test. The T-Wave Alternans test is included in the Guideline for Management of Patients with Ventricular Arrhythmias and the Prevention of Sudden Cardiac Death jointly developed by the American College of Cardiology (ACC), The American Heart Association (AHA) and the European Society of Cardiology (ESC). The Company, founded in 1990, is based in Tewksbury, Massachusetts and is traded on the OTCBB under the symbol CAMH.

About the Cambridge Heart Microvolt T-Wave Alternans Test

The Cambridge Heart Microvolt T-Wave Alternans Test measures a specific extremely subtle pattern of beat-to-beat fluctuations in a person’s electrocardiogram. This pattern of fluctuations is called T-wave alternans. These tiny variations in the electrocardiogram -measured at one millionth of a volt accuracy – are most commonly measured during a sub-maximal exercise stress test in the doctor’s office or hospital outpatient setting. The preparation for the test consists of placing proprietary sensors on the patient’s chest. Extensive clinical research has shown that those patients who are at risk of ventricular tachyarrhythmia that test positive for microvolt T-wave alternans are at increased risk for sudden cardiac death, while those who test negative are at reduced risk.

Statements contained in this press release are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include failure to achieve broad market acceptance of the Company’s MTWA technology, failure of our sales and marketing organization to market our products effectively, inability to hire and retain qualified clinical applications specialists in the Company’s target markets, failure to obtain or maintain adequate levels of third-party reimbursement for use of the Company’s MTWA test, customer delays in making final buying decisions, decreased demand for the Company’s products, failure to obtain funding necessary to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology and other factors identified in our most recent Annual Report on Form 10-K/A under “Risk Factors”, which is on file with the SEC and available at www.EDGAR.com. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

-Financial information follows-

Cambridge Heart, Inc.

Financial Highlights

Statement of Operations	Three months ended September 30,		Nine months ended September 30,
	2007	2008	2007	2008
	(unaudited)		(unaudited)
Revenue	$2,672,760	$1,122,497	$7,915,439	$3,226,546

Cost of goods sold	907,550	597,006	2,805,185	1,682,170

Gross profit	1,765,210	525,491	5,110,254	1,544,376

Costs and expenses
Research and development	119,618	104,955	382,675	392,701
Selling, general and administrative	3,640,135	2,561,817	12,398,461	8,486,204

Total Operating Expenses	3,759,753	2,666,772	12,781,136	8,878,905

Loss from operations	(1,994,543)	(2,141,281)	(7,670,882)	(7,334,529)

Interest income	191,915	34,259	509,838	285,421

Net Loss	$(1,802,628)	$(2,107,022)	$(7,161,044)	$(7,049,108)

Net Loss attributable to common shareholders	$(1,802,628)	$(2,107,022)	$(7,161,044)	$(7,049,108)

Net loss per common share - basic and diluted	$(0.03)	$(0.03)	$(0.11)	$(0.11)

Weighted average shares outstanding - basic and diluted	64,451,465	64,545,390	64,378,694	64,574,235

Balance Sheet	December 31, 2007	September 30, 2008
		(unaudited)
Assets
Cash & cash equivalents	$866,510	$2,844,348
Marketable securities	11,200,000	9,250,000
Restricted cash, current portion	100,000	100,000
Accounts receivable, net	1,947,892	636,135
Inventory	2,405,144	2,447,687
Other prepaid assets	70,726	68,265

Total current assets	16,590,272	15,346,435

Fixed assets, net	132,571	240,576
Restricted cash, net of current portion	400,000	400,000
Other assets	67,766	199,090

Total assets	$17,190,609	$16,186,101

Liabilities and stockholders’ equity (deficit)
Accounts payable and accrued expenses	$1,983,373	$1,996,723
Debt, current portion	11,151	10,598
Revolving line of credit	—	4,086,143

Total current liabilities	1,994,524	6,093,464
Debt, long-term portion	38,256	30,115

Total liabilities	$2,032,780	$6,123,579

Convertible preferred stock	$11,677,108	$11,678,244

Stockholders’ equity
Common stock	64,718	65,037
Additional paid-in-capital	82,030,007	83,982,353
Accumulated other comprehensive loss	—	—
Accumulated deficit	(78,614,004)	(85,663,112)

Total stockholders’ equity	3,480,721	(1,615,722)

Total liabilities and stockholders’ equity	$17,190,609	$16,186,101

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